EXHIBIT 1

SUBSCRIPTION AGREEMENT

             SUBSCRIPTION AGREEMENT, dated as of July 19, 2001 (this “Agreement”), between CBRE Holding, Inc., a Delaware corporation (“Holding”) and California Public Employees’ Retirement System (“CalPERS”).

             WHEREAS, Newco has entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 31, 2001 (the “Merger Agreement”), with CB Richard Ellis Services, Inc., a Delaware corporation (“CBRE”), pursuant to which and subject to the terms and conditions thereof, BLUM CB Corp., a Delaware corporation and a wholly-owned subsidiary of Holding (“Newco”) shall merge with and into CBRE (the “Merger”), such that CBRE shall thereafter be a subsidiary of Holding;

            WHEREAS, upon the terms and subject to the conditions of this Agreement CalPERS desires to purchase and Holding desires to issue and sell 625,000 shares of Class A common stock, par value $.01 per share (“Holding Class A Common Stock”), of Holding (the “Shares”) for an aggregate cash purchase price of $10,000,000;

            WHEREAS, in connection with the financing of the Merger Holding has entered into an Amended and Restated Contribution and Voting Agreement, dated as of May 31, 2001, as amended as of July 19, 2001 (the “Contribution Agreement”) with certain investors parties thereto (the “Investors”); a copy of the Contribution Agreement is attached hereto as Exhibit A;

            WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of Holding, each of the Investors shall become parties to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Securityholders’ Agreement”);

            NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I           PURCHASE AND SALES OF SHARES

            1.1.     Purchase and Sale. At the Closing (as defined below), on the terms and subject to the conditions of this Agreement, CalPERS hereby agrees to purchase from Holding, and Holding hereby agrees to issue and sell to CalPERS, the Shares for an aggregate cash purchase price of $10,000,000.

            1.2.     Delivery of Funds and Certificates; Execution of Securityholders Agreement.

                      (a)    Subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions set forth in Section 1.3 of this Agreement, the closing of the transactions contemplation hereby (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the closing under the Merger Agreement and substantially simultaneously with the Contribution Closing (as defined in the Contribution Agreement). At the Closing, Holding will deliver to CalPERS a duly executed certificate, registered in CalPERS name, representing the Shares, against the transfer and payment of $10,000,000 in immediately available funds to an account designated by Holding.

                      (b)    At the Closing each of Holding and CalPERS shall execute the Securityholders Agreement.

            1.3.     Conditions to the Obligations of CalPERS. The obligations of CalPERS to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by CalPERS:

                      (a)    Holding shall have determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement;

                      (b)    the representations and warranties of Holding contained herein shall be correct and complete in all material respects as of the Closing to the same extent as though made on and as of such date, and CalPERS shall have received an officer’s certificate from Holding to that effect;

                      (c)    each of the other parties to the Securityholders Agreement shall have executed and delivered the Securityholders Agreement; and

                      (d)    the transactions to occur at the Contribution Closing (as defined in the Contribution Agreement) shall have occurred pursuant to the terms of the Contribution Agreement substantially simultaneously with the Closing.

            1.4.     Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned by either of the parties hereto if the Closing shall not have occurred on or prior to July 20, 2001. In the event of any termination of the Agreement as provided in this Section 1.4, this Agreement shall forthwith become wholly void and of no further force or effect (except Article III) and there shall be no liability on the part of any parties hereto or their respective officers or directors. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

II           REPRESENTATIONS AND WARRANTIES

            2.1.     Representations and Warranties of Holding.  Holding represents andwarrants to CalPERS as follows:

                      (a)    Each of Holding and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and by the Contribution Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by each of Holding and Newco of this Agreement and the agreements contemplated hereby and by the Contribution Agreement, the performance by each of Holding and Newco of its obligations hereunder and thereunder, and the consummation by each of Holding and Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Holding and, assuming the due authorization, execution and delivery thereof by CalPERS, constitutes a legal, valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

                      (b)    As of the date hereof, the authorized capital stock of Holding consists of 75,000,000 shares of Class A Common stock, none of which are issued and outstanding, and 25,000,000 shares of Class B Common stock, 241,885 of which are issued and outstanding and held by BLUM as of the date hereof (each such share having been purchased by BLUM for a cash price of $16.00 per share).

                      (c)    The Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind.

                      (d)    The execution, delivery and performance by Holding of this Agreement and the agreements contemplated hereby and by the Contribution Agreement and the consummation by Holder of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to either Holding or Newco or its properties or assets; (ii) violate the provisions of the certificate of incorporation or bylaws of either Holding or Newco, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to either Holding or Newco or their properties or assets.

                      (e)    No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Holding, in order (i) for this Agreement to constitute a legal, valid and binding obligation of Holding or (ii) to authorize or permit the consummation by Holding of the issuance of the Shares.

                      (f)    Each of Holding and Newco was organized solely for the purpose of effecting the Merger and related transactions and has engaged in no activity other than in connection therewith.

                      (g)    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) whereby it has registered a portion of its Class A common stock, par value $0.01 under the Securities Act of 1933. The Registration Statement does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            2.2.     Representations and Warranties of CalPERS. CalPERS represents and warrants to Holding that:

                      (a)    The execution and delivery by CalPERS of this Agreement and the documents contemplated hereby, the performances by CalPERS of its obligations hereunder and thereunder and the consummations by CalPERS of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of CalPERS, and this Agreement has been duly executed and delivered by CalPERS and, assuming the due authorization, execution and delivery thereof by Holding, constitutes a legal, valid and binding obligation of CalPERS, enforceable against CalPERS in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

                      (b)    The execution, delivery and performance by CalPERS of this Agreement and the agreements contemplated hereby and the consummation by CalPERS of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i)  violate the provisions of the constituent organizational documents or other governing instruments applicable to CalPERS, as amended to date; or (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to CalPERS or its, his or her respective properties or assets.

                      (c)    CalPERS (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of the investment in Holding, and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment in the Holding Class A Common Stock and can afford a complete loss of its investment, (iii) understands that no public market now exists for the Holding Class A Common Stock and there is no assurance that a pubic market will ever exist for the Holding Class A Common Stock and (iv) understands that the Holding Class A Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Holding Class A Common Stock or an available exemption from registration under the Securities Act, the Holding Class A Common Stock must be held indefinitely.

III           MISCELLANEOUS

            3.1.     Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Holding, Newco and CalPERS, or to such other address as may be hereafter notified by the parties hereto:

                       (a)     If to Holding, to it at the following address:

c/o BLUM Capital Partners, L.P. 909 Montgomery Street, Suite 400 San Francisco, California 94133 Attn:Claus Moller Telephone: (415) 288-7262 Telecopy: (415) 434-3130

                      with a copy to:

Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, California 94304 Attn:Richard Capelouto Telephone: (650) 251-5060 Telecopy: (650) 251-5002

                       (b)     If to CalPERS, to it at the following address:

CalPERS
Lincoln Plaza
400 P Street, Rm. 3492
Sacramento, CA 95814
Attn:  Rick Hayes
          Leon Shahinian
          Marte Castanos
Fax:  (916) 326-3344

With a copy to:

Pacific Corporate Group
1200 Prospect Street
La Jolla, CA 92037
Attn:  Walter Fitzsimmons
Fax:  (858) 456-6018

            3.2.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.

            3.3.     Assignment. This Agreement may not be assigned by any party hereto. Any assignment or delegation in derogation of this provision shall be null and void. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties hereto.

            3.4.     Amendment. No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is in writing and signed by Holding and CalPERS.

            3.5.     Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            3.6.     Expenses. Holding shall pay, or cause to be paid, all reasonable fees and expenses of counsel to CalPERS in an amount not to exceed $25,000.

            3.7.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

            3.8.     Affiliate Transactions. Holding and its subsidiaries will not engage in any transaction with any affiliate of BLUM Capital Partners, L.P. (other than a transaction with another subsidiary or controlled affiliate of Holding) that is subject to the approval of Holding’s stockholders unless Holding has received an opinion from a nationally recognized investment bank to the effect that the transaction is fair to Holding from a financial point of view.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CBRE HOLDING, INC.

By: /s/ Murray A. Indick Name: Murray A. Indick Title: Assistant Secretary

CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM

By: /s/ Joncarlo Mark Name: Joncarlo Mark Title: Investment Officer II